Exhibit 3.1

CURBLINE PROPERTIES CORP.

FORM OF ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST: Curbline Properties Corp., a Maryland corporation (the “Corporation”), desires to amend and restate its charter as currently in effect and as hereinafter amended.

SECOND: The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

ARTICLE I

INCORPORATOR

Aaron Kitlowski, whose address is 3300 Enterprise Parkway, Beachwood, Ohio 44122, being at least 18 years of age, formed a corporation under the general laws of the State of Maryland on October 25, 2023.

ARTICLE II

NAME

The name of the corporation (the “Corporation”) is:

Curbline Properties Corp.

ARTICLE III

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”)) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of the charter of the Corporation (the “Charter”), “REIT” means a real estate investment trust within the meaning of Section 856 of the Code.

ARTICLE IV

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is 1924 York Road, Timonium, Maryland 21093. The name of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, whose address is 2405 York Road, Suite 201, Lutherville Timonium, Maryland 21093-2264. The resident agent is a Maryland corporation.

ARTICLE V

PROVISIONS FOR DEFINING, LIMITING

AND REGULATING CERTAIN POWERS OF THE

CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 5.1 Number and Classification of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation initially shall be seven, which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws of the Corporation (the “Bylaws”), but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”). The directors of the Corporation shall be classified, with respect to the terms for which they severally hold office, into three classes, one class (“Class I”) to hold office initially for a term expiring at the annual meeting of stockholders in 2025, another class (“Class II”) to hold office initially for a term expiring at the annual meeting of stockholders in 2026 and another class (“Class III”) to hold office initially for a term expiring at the annual meeting of stockholders in 2027, with the members of each class to hold office until their successors are duly elected and qualify. At the annual meeting of stockholders held in 2025, the successors to the directors of the Corporation whose terms expire at such meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in 2027 and until their successors are duly elected and qualify. At the annual meeting of stockholders held in 2026 and each annual meeting of stockholders held thereafter, the successors to the directors whose terms expire at each annual meeting shall be elected to hold office until the next annual meeting of stockholders and until their successors are duly elected and qualify. The names and classes of the current directors who shall serve until their successors are duly elected and qualify are:

Class I

Linda B. Abraham

David R. Lukes

Class II

Jane E. DeFlorio

Barry A. Sholem

Class III

Terrance R. Ahern

Victor B. MacFarlane

Alexander Otto

Any vacancy on the Board of Directors may be filled in the manner provided in the Charter and the Bylaws.

The Corporation elects, effective at such time as it becomes eligible under Section 3-802 of the MGCL to make the election provided for under Section 3-804(c) of the MGCL, that, except as may be provided by the Board of Directors in setting the terms of any class or series of stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the directors remaining in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is elected and qualifies.

Section 5.2 Extraordinary Actions. Notwithstanding any provision of law requiring any action to be taken or approved by the affirmative vote of stockholders entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 5.3 Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend or for the purpose of qualifying as a REIT under the Code), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.

Section 5.4 Preemptive and Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 6.4 or as may otherwise be provided by a contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors upon such terms and conditions as may be specified by the Board of Directors, determines that such rights apply, with respect to all or any shares of all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares of stock would otherwise be entitled to exercise such rights.

Section 5.5 Indemnification and Advance of Expenses. The Corporation shall, to the maximum extent permitted by Maryland law in effect from time to time, indemnify, and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity; or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, member, manager, partner or trustee of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise (including any direct or indirect subsidiary of the Corporation) and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. In addition, the Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advance of expenses to a person who served a predecessor of the Corporation in any of the capacities described in clauses (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Charter, or of any such bylaw, resolution or contract, or repeal of any of their provisions shall limit or eliminate the right to indemnification provided hereunder or thereunder with respect to acts or omissions occurring prior to such amendment or repeal.

Section 5.6 Determinations by Board. The determination as to any of the following matters, made by or pursuant to the direction of the Board of Directors, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: (a) the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, acquisition of its stock or the payment of other distributions on its stock; (b) the amount of paid-in surplus, net assets, other surplus, cash flow, funds from operations, adjusted funds from operations, operating funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; (c) the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been set aside, paid or discharged); (d) any interpretation or resolution of any ambiguity with respect to any provision of the Charter (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any shares of any class or series of stock of the Corporation) or of the Bylaws; (e) the number of shares of stock of any class or series of the Corporation; (f) the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; (g) any matter relating to the acquisition, holding and disposition of any assets by the Corporation; (h) any interpretation of the terms and conditions of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other entity; (i) the compensation of directors, officers, employees or agents of the Corporation; or (j) any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or the Bylaws or otherwise to be determined by the Board of Directors.

Section 5.7 REIT Qualification. If the Corporation elects to qualify for federal income tax treatment as a REIT, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. The Board of Directors, in its sole and absolute discretion after consultation with tax counsel, also may (a) determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VII is no longer required for REIT qualification and (b) make any other determination or take any other action pursuant to Article VII.

Section 5.8 Removal of Directors. Subject to the rights of holders of shares of one or more classes or series of Preferred Stock (as defined below) to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, by the affirmative vote of a majority of votes entitled to be cast generally in the election of directors; provided that, as long as the directors are divided into classes, such removal shall only be for cause.

Section 5.9 Corporate Opportunities. The Corporation shall have the power, by resolution of the Board of Directors, to renounce any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities or classes or categories of business opportunities that are presented to the Corporation or developed by or presented to one or more directors or officers of the Corporation.

Section 5.10 Subtitle 8. In accordance with Section 3-802(c) of the MGCL, the Corporation is prohibited from electing to be subject to the provisions of Section 3-803 of the MGCL, unless such election is approved by the affirmative vote of a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors.

ARTICLE VI

STOCK

Section 6.1 Authorized Shares of Stock. The Corporation has authority to issue 500,000,000 shares of stock, consisting of 400,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and 100,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $5,000,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Section 6.2, 6.3 or 6.4 of this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

Section 6.2 Common Stock. Subject to the provisions of Article VII and except as may otherwise be specified in the Charter, each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time into one or more classes or series of stock.

Section 6.3 Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any class or series from time to time into one or more classes or series of stock.

Section 6.4 Classified or Reclassified Shares of Stock. Prior to the issuance of classified or reclassified shares of any class or series of stock, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares of stock to be included in the class or series; (c) set or change, subject to the provisions of Article VII and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (the “SDAT”). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 6.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other Charter document.

Section 6.5 Action by Stockholders. Any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting (a) if a unanimous consent setting forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter and filed with the minutes of proceedings of the stockholders; or (b) if the action is advised, and submitted to the stockholders for approval, by the Board of Directors and a consent in writing or by electronic transmission of stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of stockholders is delivered to the Corporation in accordance with the MGCL. The Corporation shall give notice of any action taken by less than unanimous consent to each stockholder not later than 10 days after the effective time of such action.

Section 6.6 Charter and Bylaws. The rights of all stockholders and the terms of all stock of the Corporation are subject to the provisions of the Charter and the Bylaws. The Board of Directors shall have the power to make, alter, amend or repeal the Bylaws.

Section 6.7 Distributions. Except as may otherwise be provided in the terms of any class or series of Preferred Stock, in determining whether a distribution (other than upon liquidation, dissolution or winding up) is permitted under Maryland law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights upon dissolution are superior to those receiving the distribution, shall not be added to the Corporation’s total liabilities.

ARTICLE VII

RESTRICTION ON TRANSFER AND OWNERSHIP OF COMMON STOCK

Section 7.1 Definitions. For the purposes of this Article VII, the following terms shall have the following meanings:

Beneficial Ownership. The term “Beneficial Ownership” shall mean ownership of Common Stock by a Person who would be treated as an owner of such Common Stock either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Beneficiary. The term “Beneficiary” shall mean, with respect to any Trust, one or more organizations described in Section 501(c)(3) of the Code (contributions to which must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code which are named by the Corporation as the beneficiary or beneficiaries of such Trust, in accordance with the provisions of Section 7.14(a) of this Article VII).

Constructive Ownership. The term “Constructive Ownership” shall mean ownership of Common Stock by a Person who would be treated as an owner of such Common Stock either directly or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have correlative meanings.

Exempt Holder. The term “Exempt Holder” shall mean prior to an Exempt Holder Reduction Event, collectively, (a) Professor Werner Otto, his wife Maren Otto and/or all descendants of Professor Werner Otto (illegitimate descendants only if they have obtained the status of a legitimate descendant by legitimation or adoption by Professor Werner Otto or one of his legitimate descendants, or if they are children of a female legitimate descendant of Professor Werner Otto); (b) any trust or any family foundation that has exclusively been established in favor of one or several of the individuals named under clause (a) above; and (c) any partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company or other legal entity, in which the individuals or entities named under clause (a) above hold (either directly or indirectly) more than 50% of the voting rights or more than 50% of the equity capital of such any such partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company or other legal entity; provided that, from and after an Exempt Holder Reduction Event, no Person, individually or collectively with any other Persons, shall be, or shall be deemed an Exempt Holder for purposes of this Article VII and the term Exempt Holder shall cease to be of any further force or effect.

Exempt Holder Limit. The term “Exempt Holder Limit” shall mean 17.5% of the outstanding Common Stock; provided that, from and after an Exempt Holder Reduction Event, the term Exempt Holder Limit shall cease to be of any further force or effect.

Exempt Holder Reduction Event. The term “Exempt Holder Reduction Event” means the date on which the Board of Directors determines that the Beneficial Ownership of the Exempt Holder is 7.5% or less of the outstanding Common Stock.

Market Price. The term “Market Price” shall mean the last reported sales price of the Common Stock reported on the New York Stock Exchange on the trading day immediately preceding the relevant date or, if the Common Stock is not then traded on the New York Stock Exchange, the last reported sales price of the Common Stock on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the Common Stock may be traded, or if the Common Stock is not then traded over any exchange or quotation system, then the market price of the Common Stock on the relevant date as determined in good faith by the Board of Directors.

Non-Transfer Event. The term “Non-Transfer Event” shall mean an event other than a purported Transfer that would cause any Person to Beneficially Own or Constructively Own Common Stock in excess of the Ownership Limit (in the case of any Person other than the Exempt Holder) or the Exempt Holder Limit (in the case of the Exempt Holder), including, but not limited to, the acquisition, directly or indirectly, of any Person that Beneficially Owns or Constructively Owns Common Stock.

Non-U.S. Person. The term “Non-U.S. Person” shall mean a Person other than a U.S. Person.

Ownership Limit. The term “Ownership Limit” shall mean (a) prior to an Exempt Holder Reduction Event, 8.0% of the outstanding Common Stock, as may be increased prior to an Exempt Holder Reduction Event, pursuant to Section 7.10 of this Article VII, and (b) from and after an Exempt Holder Reduction Event, 9.8% of the outstanding Common Stock.

Person. The term “Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, an association, a private foundation within the meaning of Section 509(a) of the Code, a joint stock company, other entity or a group, as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; provided, however, that a “Person” does not mean an underwriter that participates in a public offering of the Common Stock, for a period of 35 days following the purchase by such underwriter of the Common Stock.

Prohibited Owner. The term “Prohibited Owner” shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who, but for the provisions of Section 7.3 of this Article VII, would own record title to Common Stock.

Related Party Limit. The term “Related Party Limit” shall mean 9.8% of the outstanding Common Stock.

Spin-off Date. The term “Spin-off Date” means the date on which Common Stock is distributed by SITE Centers Corp., an Ohio corporation (“SITC”), to holders of shares of SITC’s common stock, $0.10 par value per share.

Transfer. The term “Transfer” shall mean any sale, transfer, gift, assignment, devise or other disposition of Common Stock (including, without limitation, (a) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Common Stock; or (b) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Common Stock), whether voluntary or involuntary, whether of record or beneficially and whether by operation of law or otherwise.

Trust. The term “Trust” shall mean any separate trust created pursuant to Section 7.3 of this Article VII and administered in accordance with the terms of Section 7.14 of this Article VII, for the exclusive benefit of any Beneficiary.

Trustee. The term “Trustee” shall mean any person or entity unaffiliated with both the Corporation and any Prohibited Owner, such Trustee to be designated by the Corporation to act as trustee of any Trust, or any successor trustee thereof.

U.S. Person. The term “U.S. Person” shall mean (a) a citizen or resident of the United States, (b) a partnership created or organized in the United States or under the laws of the United States or any state therein (including the District of Columbia), (c) a corporation created or organized in the United States or under the laws of the United States or any state therein (including the District of Columbia), and (d) any estate or trust (other than a foreign estate or foreign trust, within the meaning of Section 7701(a)(31) of the Code).

Section 7.2 Restrictions on Transfers.

Except as provided in Section 7.12 of this Article VII, from and after the Spin-off Date:

(a) (i) no Person (other than the Exempt Holder) shall Beneficially Own Common Stock in excess of the Ownership Limit and (ii) the Exempt Holder shall not Beneficially Own Common Stock in excess of the Exempt Holder Limit.

(b) Any Transfer that, if effective, would result in any Person (other than the Exempt Holder) Beneficially Owning Common Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such Common Stock which would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit, and the intended transferee shall acquire no rights in such Common Stock.

(c) Prior to an Exempt Holder Reduction Event, any Transfer that, if effective, would result in the Exempt Holder Beneficially Owning Common Stock in excess of the Exempt Holder Limit shall be void ab initio as to the Transfer of such Common Stock which would be otherwise Beneficially Owned by the Exempt Holder in excess of the Exempt Holder Limit, and the Exempt Holder shall acquire no rights in such Common Stock.

(d) Any Transfer that, if effective, would result in any Person Constructively Owning Common Stock in excess of the Related Party Limit shall be void ab initio as to the Transfer of such Common Stock which would be otherwise Constructively Owned by such Person in excess of such amount, and the intended transferee shall acquire no rights in such Common Stock.

(e) Any Transfer that, if effective, would result in the Common Stock being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of such Common Stock which would be otherwise beneficially owned by the transferee, and the intended transferee shall acquire no rights in such Common Stock.

(f) Any Transfer that, if effective, would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of the shares of Common Stock which would cause the Corporation to be “closely held” within the meaning of Section 856(h) of the Code, and the intended transferee shall acquire no rights in such Common Stock.

(g) No Person shall acquire Beneficial Ownership of any Common Stock if, as a result of such acquisition of Beneficial Ownership, the fair market value of the Common Stock owned directly and indirectly by Non-U.S. Persons for purposes of Section 897(h)(4)(B) of the Code would comprise 49% or more of the fair market value of the issued and outstanding Common Stock.

Section 7.3 Transfers in Trust.

(a) If, notwithstanding the other provisions contained in this Article VII, there is a purported Transfer or Non-Transfer Event such that any Person would Beneficially Own Common Stock in excess of (i) the Ownership Limit (in the case of any Person other than the Exempt Holder) or (ii) the Exempt Holder Limit (in the case of the Exempt Holder), then, (1) except as otherwise provided in Section 7.12 of this Article VII, the purported transferee shall acquire no right or interest (or, in the case of a Non-Transfer Event, the person holding record title to the Common Stock Beneficially Owned by such Beneficial Owner, shall cease to own any right or interest) in such number of shares of Common Stock which would cause such Beneficial Owner to Beneficially Own Common Stock in excess of the Ownership Limit or the Exempt Holder Limit, as the case may be; and (2) such number of shares of Common Stock in excess of the Ownership Limit or the Exempt Holder Limit (rounded up to the nearest whole share) shall be designated Stock-in-Trust and, in accordance with Section 7.14 of this Article VII, transferred automatically and by operation of law to a Trust. Such transfer to a Trust and the designation of the shares of stock as Stock-in-Trust shall be effective as of the close of business on the business day prior to the date of the purported Transfer or Non-Transfer Event, as the case may be.

(b) If, notwithstanding the other provisions contained in this Article VII, there is a purported Transfer or Non-Transfer Event such that any Person would Constructively Own Common Stock in excess of the Related Party Limit, then, (i) except as otherwise provided in Section 7.12 of this Article VII, the purported transferee shall acquire no right or interest (or, in the case of a Non-Transfer Event, the person holding record title to the Common Stock Constructively Owned by such Constructive Owner, shall cease to own any right or interest) in such number of shares of Common Stock which would cause such Constructive Owner to Constructively Own Common Stock in excess of the Related Party Limit; and (ii) such number of shares of Common Stock in excess of the Related Party Limit (rounded up to the nearest whole share) shall be designated Stock-in-Trust and, in accordance with Section 7.14 of this Article VII, transferred automatically and by operation of law to a Trust. Such transfer to a Trust and the designation of the shares of stock as Stock-in-Trust shall be effective as of the close of business on the business day prior to the date of the purported Transfer or Non-Transfer Event, as the case may be.

(c) If, notwithstanding the other provisions contained in this Article VII, there is a purported Transfer or Non-Transfer Event that, if effective, would cause the Corporation to become “closely held” within the meaning of Section 856(h) of the Code, then (i) the purported transferee shall not acquire any right or interest (or, in the case of a Non-Transfer Event, the person holding record title of the Common Stock with respect to which such Non-Transfer Event occurred, shall cease to own any right or interest) in such number of shares of Common Stock, the ownership of which by such purported transferee or record holder would cause the Corporation to be “closely held” within the meaning of Section 856(h) of the Code; and (ii) such number of shares of Common Stock (rounded up to the nearest whole share) shall be designated Stock-in-Trust and, in accordance with the provisions of Section 7.14 of this Article VII, transferred automatically and by operation of law to a Trust. Such transfer to a Trust and the designation of shares of stock as Stock-in-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

Section 7.4 Remedies for Breach. If the Board of Directors or its designees shall at any time determine that a Transfer has taken place in violation of Section 7.2 of this Article VII or that a Person intends to acquire or has attempted to acquire beneficial ownership (determined without reference to any rules of attribution), Beneficial Ownership or Constructive Ownership of any Common Stock in violation of Section 7.2 of this Article VII, or that any such Transfer, intended or attempted acquisition or acquisition would jeopardize the status of the Corporation as a REIT under the Code, the Board of Directors or its designees shall take such actions as it deems advisable to refuse to give effect or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer.

Section 7.5 Notice of Restricted Transfer. Any Person who acquires or intends to acquire shares of stock in violation of Section 7.2 of this Article VII, or any Person who owned Common Stock that was transferred to a Trust pursuant to the provisions of Section 7.3 of this Article VII, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer, intended Transfer or Non-Transfer Event, as the case may be, on the Corporation’s status as a REIT.

Section 7.6 Owners Required to Provide Information.

(a) Every Beneficial Owner of more than 5.0% (or such other percentage provided in the regulations promulgated pursuant to the Code) of the outstanding Common Stock shall, within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such Beneficial Owner, the number of shares of stock Beneficially Owned and description of how such shares of stock are held. Each such Beneficial Owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT.

(b) Each Person who is a Beneficial Owner or Constructive Owner of Common Stock and each Person (including the stockholder of record) who is holding Common Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information that the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT.

(c) Each Person who is a Beneficial Owner or Constructive Owner of Common Stock and each Person (including the stockholder of record) who is holding Common Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may require, in good faith, in order to determine the Corporation’s status as a REIT or a “domestically controlled qualified investment entity” (within the meaning of Section 897(h)(4)(B) of the Code) and to comply with the requirements of any taxing authority or to determine such compliance.

Section 7.7 Remedies Not Limited. Nothing contained in this Article VII shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation’s status as a REIT.

Section 7.8 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article VII, including any definition contained in Section 7.1, the Board of Directors shall have the power to determine the application of the provisions of this Article VII with respect to any situation based on the facts known to it.

Section 7.9 Effects of Exempt Holder Reduction Event. From and after an Exempt Holder Reduction Event, the Exempt Holder Limit shall be of no further force or effect, and any provisions in this Article VII exempting or otherwise making the Ownership Limit or Related Party Limit inapplicable to the Exempt Holder shall be disregarded for all purposes and any Person that was, individually or together with any other Person, the Exempt Holder, shall be subject to the Ownership Limit and Related Party Limit as if this Article VII had been amended and restated as necessary to remove all applicable references to the Exempt Holder and the Exempt Holder Limit.

Section 7.10 Modification of Ownership Limit. Subject to the limitations provided in Section 7.11 of this Article VII, prior to an Exempt Holder Reduction Event, the Board of Directors may from time to time increase the Ownership Limit.

Section 7.11 Limitations on Modifications. Notwithstanding any other provision of this Article VII:

(a) The Ownership Limit may not be increased if, after giving effect to such increase, five Beneficial Owners of Common Stock (including the Exempt Holder) could Beneficially Own, in the aggregate, more than 49.9% in value of the outstanding Common Stock.

(b) Prior to the modification of the Ownership Limit pursuant to Section 7.10 of this Article VII, the Board of Directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT.

(c) The Related Party Limit may not be increased to a percentage that is greater than 9.8%.

Section 7.12 Exceptions.

(a) The Board of Directors, with a ruling from the Internal Revenue Service or an opinion or other advice of counsel, may exempt a Person from the Ownership Limit or the Exempt Holder Limit, as the case may be, if such Person is not an individual for purposes of Section 542(a)(2) of the Code and the Board of Directors obtains such representations and undertakings from such Person as the Board of Directors determines are reasonably necessary to ascertain that no individual’s Beneficial Ownership of such Common Stock will violate the Ownership Limit or the Exempt Holder Limit, as the case may be, and agrees that any violation or attempted violation will result in such Common Stock in excess of the Ownership Limit or the Exempt Holder Limit, as applicable, being transferred to a Trust in accordance with Section 7.3 of this Article VII.

(b) The Board of Directors, with a ruling from the Internal Revenue Service or an opinion or other advice of counsel, may exempt a Person from the limitation on such Person Constructively Owning Common Stock in excess of the Related Party Limit if such Person does not own and represents that it will not own, directly or constructively (by virtue of the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code), more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in a tenant of any real property owned or leased by the Corporation, and the Corporation obtains such representations and undertakings from such Person the Board of Directors determines are reasonably necessary to ascertain these facts and agrees that any violation or attempted violation will result in such Common Stock in excess of 9.8% being transferred to a Trust in accordance with Section 7.3 of this Article VII.

(c) The Board of Directors may exempt the Exempt Holder, and any Person who would Constructively Own Common Stock Constructively Owned by the Exempt Holder, from the limitation on the Exempt Holder (or such other Person who would Constructively Own Common Stock Constructively Owned by the Exempt Holder) Constructively Owning Common Stock in excess of the Related Party Limit in its sole discretion based on the facts and circumstances existing at the time of such proposed exemption and the information provided by the Exempt Holder, including, without limitation, information regarding a tenant of any real property owned or leased by the Corporation, of which tenant the Exempt Holder (or such other Person who would Constructively Own Common Stock Constructively Owned by the Exempt Holder) owns, directly or constructively (by virtue of the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code), more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code). As a condition to the granting of any such exemption, the Corporation may require that the Exempt Holder provide representations and undertakings as the Board of Directors determines are reasonably necessary to ascertain information regarding the ownership by the Exempt Holder (or such other Person who would Constructively Own Common Stock

Constructively Owned by the Exempt Holder) of any interest in a tenant of any real property owned or leased by the Corporation and may impose conditions upon any such exemption as the Board of Directors deems necessary or advisable in order to determine or ensure the Corporation’s status as a REIT, including that any exemption may terminate upon any violation or attempted violation of any such representations, undertakings, conditions or other terms of any agreement between the Corporation and the Exempt Holder. If, upon any termination of an exemption granted under this Section 7.12(c) of this Article VII, the Exempt Holder (or such other Person who would Constructively Own Common Stock Constructively Owned by the Exempt Holder) would Constructively Own Common Stock in excess of the Related Party Limit, then the number of shares of Common Stock actually owned by the Exempt Holder (and such other Person who would Constructively Own Common Stock Constructively Owned by the Exempt Holder) in excess of the Related Party Limit will be transferred to a Trust in accordance with Section 7.3 of this Article VII such that the Exempt Holder (and such other Person who would Constructively Own Common Stock Constructively Owned by the Exempt Holder) will not Constructively Own Common Stock in excess of the Related Party Limit.

(d) The Board of Directors may exempt the Exempt Holder from the Exempt Holder Limit should it determine that the Beneficial Ownership of the Exempt Holder does not result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code; provided, however, that notwithstanding the foregoing, this paragraph (d) shall not be interpreted as a waiver of, or exemption from, the restriction in Section 7.2(f).

Section 7.13 Legend.

(a) Any certificate for Common Stock issued prior to an Exempt Holder Reduction Event shall bear substantially the following legend:

“The shares of Common Stock represented by this certificate are subject to restrictions on ownership and transfer for the purpose of the Corporation’s maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended. Subject to certain provisions of the Corporation’s Charter, no Person may Beneficially Own Common Stock in excess of 8.0% of the outstanding Common Stock (other than the Exempt Holder), no Person may Constructively Own Common Stock in excess of 9.8% of the outstanding Common Stock and no Person may acquire Beneficial Ownership of any Common Stock after the Spin-off Date if, as a result of such acquisition, the fair market value of the shares of stock owned directly and indirectly by Non-U.S. Persons would comprise more than 49% of the fair market value of the issued and outstanding Common Stock. Any Person who attempts to Beneficially Own or Constructively Own Common Stock in excess of the above limitations must immediately notify the Corporation. All capitalized items in this legend have the meanings defined in the Corporation’s Charter, a copy of which, including the restrictions on ownership and transfer, will be sent without charge to each stockholder who so requests. If the restrictions on ownership and transfer are violated, certain of the shares of Common Stock represented hereby will be transferred automatically and by operation of law to a Trust and shall be designated Stock-in-Trust.”

(b) Any certificate for Common Stock issued at or after an Exempt Holder Reduction Event shall bear substantially the following legend:

“The shares of Common Stock represented by this certificate are subject to restrictions on ownership and transfer for the purpose of the Corporation’s maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended. Subject to certain provisions of the Corporation’s Charter, no Person may Beneficially Own Common Stock in excess of 9.8% of the outstanding Common Stock, no Person may Constructively Own Common Stock in excess of 9.8% of the outstanding Common Stock and no Person may acquire Beneficial Ownership of any Common Stock after the Spin-off Date if, as a result of such acquisition, the fair market value of the shares of stock owned directly and indirectly by Non-U.S. Persons would comprise more than 49% of the fair market value of the issued and outstanding Common Stock. Any Person who attempts to Beneficially Own or Constructively Own Common Stock in excess of the above limitations must immediately notify the Corporation. All capitalized items in this legend have the meanings defined in the Corporation’s Charter, a copy of which, including the restrictions on ownership and transfer, will be sent without charge to each stockholder who so requests. If the restrictions on ownership and transfer are violated, certain of the shares of Common Stock represented hereby will be transferred automatically and by operation of law to a Trust and shall be designated Stock-in-Trust.”

Section 7.14 Stock-in-Trust.

(a) Any Common Stock transferred to a Trust and designated Stock-in-Trust pursuant to Section 7.3 of this Article VII (“Stock-in-Trust”) shall be held for the exclusive benefit of the Beneficiary. The Corporation shall name a beneficiary of each Trust within five days after discovery of the existence of such Stock-in-Trust. Any transfer to a Trust, and subsequent designation of Common Stock as Stock-in-Trust, pursuant to Section 7.3 of this Article VII shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event that results in the transfer to the Trust. Stock-in-Trust shall remain issued and outstanding Common Stock and shall be entitled to the same rights and privileges on identical terms and conditions as are all other issued and outstanding Common Stock. When transferred to the Permitted Transferee in accordance with the provisions of Section 7.14(e) of this Article VII, such Stock-in-Trust shall cease to be designated as Stock-in-Trust.

(b) The Trustee, as record holder of Stock-in-Trust, shall be entitled to receive all dividends and distributions as may be authorized by the Board of Directors and declared by the Corporation on such Common Stock and shall hold such dividends or distributions in trust for the benefit of the Beneficiary. The Prohibited Owner with respect to Stock-in-Trust shall repay to the Trustee the amount of any dividends or distributions received by it that (i) are attributable to any Common Stock designated as Stock-in-Trust and (ii) the record date of which was on or after the date that such Common Stock became Stock-in-Trust. The Corporation shall take all measures that it determines reasonably necessary to recover the amount of any such dividend or distribution paid to a Prohibited Owner, including, if necessary, withholding any portion of future dividends or distributions payable on Common Stock Beneficially Owned or Constructively Owned by the Person who, but for the provisions of Section 7.3 of this Article VII, would Beneficially Own or Constructively Own the Stock-in-Trust; and, as soon as reasonably practicable following the Corporation’s receipt or withholding thereof, shall pay over to the Trustee for the benefit of the Beneficiary the dividends so received or withheld, as the case may be.

(c) In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each holder of Stock-in-Trust shall be entitled to receive, ratably with each other holder of Common Stock, that portion of the assets of the Corporation which is available for distribution to the holders of Common Stock. The Trustee shall distribute to the Prohibited Owner the amounts received upon such liquidation, dissolution, or winding up, or distribution; provided, however, that the Prohibited Owner shall not be entitled to receive amounts pursuant to this Section 7.14(c) of this Article VII in excess of, in the case of a purported Transfer in which the Prohibited Owner gave value for Common Stock and which Transfer resulted in the transfer of the shares of stock to the Trust, the price per share of stock, if any, such Prohibited Owner paid for the Common Stock and, in the case of a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for such shares of stock (e.g., if the shares of stock were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares of stock to the Trust, the price per share of stock equal to the Market Price on the date of such Non-Transfer Event or Transfer. Any remaining amount in such Trust shall be distributed to the Beneficiary.

(d) The Trustee shall be entitled to vote all Stock-in-Trust. Any vote by a Prohibited Owner as a holder of Common Stock prior to the discovery by the Corporation that the Common Stock is Stock-in-Trust shall, subject to applicable law, be rescinded and shall be void ab initio with respect to such Stock-in-Trust, and the Prohibited Owner shall be deemed to have given, as of the close of business on the business day prior to the date of the purported Transfer or Non-Transfer Event that results in the transfer to the Trust of the Common Stock pursuant to Section 7.3 of this Article VII, an irrevocable proxy to the Trustee to vote the Stock-in-Trust in the manner in which the Trustee, in its sole and absolute discretion, desires; provided, however, that if the Corporation has, as a matter of law, taken irreversible corporate action, then the Trustee shall not have authority to rescind and recast such vote.

(e) The Trustee shall have the exclusive and absolute right to designate a Permitted Transferee (“Permitted Transferee”) of any and all Stock-in-Trust. As reasonably practicable as possible, in an orderly fashion so as not to materially adversely affect the Market Price of the Stock-in-Trust, the Trustee shall designate any Person as Permitted Transferee, provided, however, that (i) the Permitted Transferee so designated purchases for valuable consideration (whether in a public or private sale) the Stock-in-Trust and (ii) the Permitted Transferee so designated may acquire such Stock-in-Trust without such acquisition resulting in a transfer to a Trust and the redesignation of such Common Stock so acquired as Stock-in-Trust under Section 7.3 of this Article VII. Upon the designation by the Trustee of a Permitted Transferee in accordance with the provisions of this subparagraph, the Trustee shall (i) cause to be transferred to the Permitted Transferee that number of shares of Stock-in-Trust acquired by the Permitted Transferee, (ii) cause to be recorded on the books of the Corporation that the Permitted Transferee is the holder of record of such number of shares of Common Stock and (iii) distribute to the Beneficiary any and all amounts held with respect to the Stock-in-Trust after making the payment to the Prohibited Owner required pursuant to Section 7.14(f) of this Article VII.

(f) Any Prohibited Owner shall be entitled (following discovery of the Stock-in-Trust and subsequent designation of the Permitted Transferee in accordance with Section 7.14(e) of this Article VII) to receive from the Trustee the lesser of (i) in the case of (A) a purported Transfer in which the Prohibited Owner gave value for Common Stock and which Transfer resulted in the transfer of the Common Stock to the Trust, the price per share of stock, if any, such Prohibited Owner paid for the Common Stock; or (B) a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for such Common Stock (e.g., if the shares of stock were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of Common Stock to the Trust, the price per share of stock equal to the Market Price on the date of such Non-Transfer Event or Transfer; and (ii) the price per share of stock received by the Trustee of the Trust from the sale or other disposition of such Stock-in-Trust in accordance with Section 7.14(e) of this Article VII. Any amounts received by the Trustee in respect of such Stock-in-Trust and in excess of such amounts to be paid to the Prohibited Owner pursuant to this Section 7.14(f) of this Article VII shall be distributed to the Beneficiary in accordance with the provisions of Section 7.14(e) of this Article VII. Each Beneficiary and Prohibited Owner waive any and all claims that they may have against the Trustee and the Corporation arising out of the disposition of Stock-in-Trust, except for claims arising out of the gross negligence or willful misconduct of, or any failure to make payments in accordance with this Section 7.14 of this Article VII by, such Trustee or the Corporation.

(g) Stock-in-Trust shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share of stock equal to the lesser of (i) the price per share of stock in the transaction that created such Stock-in-Trust (or, in the case of devise, gift or Non-Transfer Event, the Market Price at the time of such devise, gift or Non-Transfer Event) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of 90 after the later of (i) the date of the Non-Transfer Event or purported Transfer which resulted in such Stock-in-Trust and (ii) the date the Corporation determines in good faith that a Transfer or Non-Transfer Event resulting in Stock-in-Trust has occurred, if the Corporation does not receive a notice of such Transfer or Non-Transfer Event pursuant to Section 7.5 of this Article VII.

ARTICLE VIII

AMENDMENTS

The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation. Except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

ARTICLE IX

LIMITATION OF LIABILITY

To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article IX, nor the adoption or amendment of any other provision of the Charter or the Bylaws inconsistent with this Article IX, shall limit or eliminate the limitation of liability provided to directors and officers under the immediately preceding sentence with respect to any act or failure to act which occurred prior to such amendment or repeal or with respect to any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such amendment or repeal.

THIRD: The amendment to and restatement of the charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH: The current address of the principal office of the Corporation is as set forth in Article IV of the foregoing amendment and restatement of the charter.

FIFTH: The name and address of the Corporation’s current resident agent are as set forth in Article IV of the foregoing amendment and restatement of the charter.

SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article V of the foregoing amendment and restatement of the charter.

SEVENTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment and restatement was 100, consisting of 100 shares of Common Stock, $0.01 par value per share. The aggregate par value of all shares of stock having par value was $1.00.

EIGHTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the charter is 500,000,000, consisting of 400,000,000 shares of Common Stock, $0.01 par value per share, and 100,000,000 shares of Preferred Stock, $0.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $5,000,000.

NINTH: The undersigned acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this _____ day of ____________, 20__.

ATTEST:	CURBLINE PROPERTIES CORP.

	By:		(SEAL)
Secretary		President